Exhibit 99.1
_____________, 20__
[Name of Participant]
[Address of Participant]
RE: Director Nonqualified Stock Option
Dear ______________:
     You (hereinafter the “Participant”) were granted an nonqualified stock option (hereinafter the “Option”) on ____________, 20___to purchase ____________ shares of the common stock of LecTec Corporation (hereinafter the “Company”), par value $.01 per share, at a price of $ _________ per share, subject to the provisions of the LecTec Corporation 1998 Directors’ Stock Option Plan (hereinafter the “Plan”) and the provisions set forth in this letter.
     The grant of this Option incorporates by reference all of the provisions set forth in the Plan adopted by the shareholders effective November 19, 1998, which are controlling in all respects, except where expressly qualified or supplemented in this letter. A copy of the Plan is provided to you with this letter.
     You may exercise this Option all at once or in installments from time to time, but only to the extent, and within the time periods, described below:
[Insert vesting timetable or statement that option is fully exercisable upon grant]
This option will expire at the close of business on ____________, 20___.
     Termination of your service as a member of the Board of Directors of the Company shall not affect the terms of this Option or cause this Option to terminate.
     Any notice relating to this Option shall be in writing and delivered in person or by certified mail-return receipt requested, to the proper address of the party to whom such notice is given. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, now at 5610 Lincoln Drive, Edina, Minnesota 55436, attention of the Corporate Secretary. Each notice to the Participant, or other person or persons entitled to the exercise of the Option, shall be addressed to the Participant, or such other person or persons entitled to the exercise of the Option, at the Participant’s address set forth in the heading of this letter. Anyone to whom a notice may be given under this Option may designate a new address by written notice to that effect.
     If you accept this Option, and agree to be bound by the terms and conditions hereof, please sign the enclosed copy of this letter and return it to the Corporate Secretary. Your signature also acknowledges receipt of the Plan document. At the time when you exercise this Option, please contact the Corporate Secretary for the appropriate form of notice of exercise of Option.

Accepted this _____________________ day of	LecTec Corporation

__________________________________, 20____	By ________________________________________

_______________________________________	_______________________, Chief Executive Officer